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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        ________________________________

                                    FORM 15

 Certification and Notice of Termination of Registration Under Section 12(g) of
  the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        ________________________________

                         Commission File Number 0-23568

                               BETTIS CORPORATION
             (Exact name of registrant as specified in its charter)


                                18703 GH CIRCLE
                              WALLER, TEXAS  77484
                                 (281) 463-5100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         COMMON STOCK, $.01 PAR VALUE,
                   INCLUDING PREFERRED SHARE PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)



                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [   ]           Rule 12h-3(b)(1)(ii)   [   ]
         Rule 12g-4(a)(1)(ii)     [   ]           Rule 12h-3(b)(2)(i)    [   ]
         Rule 12g-4(a)(2)(i)      [   ]           Rule 12h-3(b)(2)(ii)   [   ]
         Rule 12g-4(a)(2)(ii)     [   ]           Rule 15d-6             [   ]
         Rule 12h-3(b)(1)(i)      [ X ]

     Approximate number of holders of record as of the certification or notice date: 1
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                                  SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, Bettis Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  NOVEMBER 20, 1997               BY: /s/ James M. Tidwell
                                           ----------------------------------
                                               James M. Tidwell
                                               Vice President